Exhibit (d)(2)

EXECUTION COPY

CONFIDENTIALITY AGREEMENT

THIS CONFIDENTIALITY AGREEMENT (“Agreement”) is being entered into as of January 24, 2025, between Dynavax Technologies Corporation, a Delaware corporation (the “Dynavax”), and Sanofi Pasteur Inc., a Delaware corporation (“Counterparty”).

In order to facilitate the consideration and negotiation of a possible negotiated transaction between Dynavax and Counterparty (a “Transaction”), each of Dynavax and Counterparty (referred to collectively as the “Parties” and individually as a “Party”) has either requested and received or may request access to certain non-public information regarding the other Party and the other Party’s subsidiaries. Each Party, in its capacity as a provider of information, is referred to in this Agreement as the “Provider” and each Party, in its capacity as a recipient of information, is referred to in this Agreement as the “Recipient.” This Agreement sets forth the Parties’ obligations regarding the use and disclosure of such information and regarding various related matters.

The Parties, intending to be legally bound, acknowledge and agree as follows:

1. Limitations on Use and Disclosure of Confidential Information and Transaction Information. Subject to Section 4 below, neither the Recipient nor any of the Recipient’s Representatives (as defined in Section 15 below) will, at any time, directly or indirectly:

(a) make use, or allow the use, of any of the Provider’s Confidential Information (as defined in Section 15 below), except for the specific purpose of considering, evaluating, negotiating and consummating a Transaction (the “Purpose”); or

(b) disclose any of the Provider’s Confidential Information to any other Person (as defined in Section 15 below).

In addition, without the prior written consent of the other Party, each Party and its Representatives agree to treat confidentially and not disclose to any person any Transaction Information (as defined in Section 15 below); provided, however, that Dynavax and its Representatives shall not be restricted from making any such disclosure in a manner that does not identify Counterparty or its affiliates in such disclosure.

The Recipient will be liable and responsible for any breach of the provisions of this Agreement applicable to its Representatives by any of its Representatives and for any other action or conduct on the part of any of its Representatives that is inconsistent with any provision of this Agreement. The Recipient will (at its own expense) take all reasonable actions necessary to restrain its Representatives from making any unauthorized use or disclosure of any of the Provider’s Confidential Information or any Transaction Information.

2. Dynavax Contacts. Any request by Counterparty or any of its Representatives to review any of Dynavax’s Confidential Information must be directed to the individual(s) identified on EXHIBIT A, including any financial advisor to Dynavax identified by the individuals identified on EXHIBIT A (as applicable, the “Dynavax Contacts”). Neither Counterparty nor any of Counterparty’s Representatives will contact or otherwise communicate with any other Representative or employee of Dynavax in connection with the Transaction without the prior written authorization of a Dynavax Contact.

3. No Representations by Provider. The Provider will have the exclusive authority to decide what Confidential Information (if any) of the Provider is to be made available to the Recipient and its Representatives. Neither the Provider nor any of the Provider’s Representatives will be under any obligation to make any particular Confidential Information of the Provider available to the Recipient or any of the Recipient’s Representatives or to supplement or update any Confidential Information of the Provider previously furnished. Neither the Provider nor any of its Representatives has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any of the Provider’s Confidential Information, and neither the Provider nor any of its Representatives will have any liability to the Recipient or to any of the Recipient’s Representatives on any basis (including, without limitation, in contract, tort or under United States federal or state securities laws or otherwise) relating to or resulting from the use of any of the Provider’s Confidential Information or any inaccuracies or errors therein or omissions therefrom except as set forth in and pursuant to any Definitive Agreement. Only those representations and warranties (if any) that are included in any final definitive written agreement that provides for the consummation of a negotiated transaction between the Parties and is validly executed on behalf of the Parties (a “Definitive Agreement”) will have legal effect.

4. Permitted Disclosures.

(a) Notwithstanding the limitations set forth in Section 1 above:

(i) the Recipient (and, if applicable, any of its Representatives) may disclose Confidential Information or Transaction Information of the Provider if and to the extent that the Provider consents in writing to the Recipient’s (or, if applicable, any of its Representative’s) disclosure thereof;

(ii) subject to Section 4(b) below, the Recipient (and, if applicable, any of its Representatives) may disclose Confidential Information or Transaction Information of the Provider to any Representative of the Recipient, but only to the extent such Representative (A) needs to know such Confidential Information for the Purpose, and (B) has been provided with a copy of this Agreement and has agreed to abide and be bound by the provisions hereof or is otherwise bound by confidentiality obligations at least as restrictive as those contained in this Agreement; and

(iii) subject to Section 4(c) below, the Recipient (and, if applicable, any of its Representatives) may disclose Confidential Information or Transaction Information of the Provider to the extent required by applicable law, rule, governmental regulation (including in connection with any legal, regulatory, judicial or administrative process or any audit or inquiry by a regulator, bank examiner or auditor), self-regulating organization or pursuant to mandatory professional ethics rules (collectively, “Law”).

(b) If prior to providing certain Confidential Information to the Recipient (and, if applicable, its Representatives), the Provider delivers to the Recipient a written notice stating that such Confidential Information of the Provider may be disclosed only to specified Representatives of the Recipient, then, notwithstanding anything to the contrary contained in Section 4(a)(ii) above, the Recipient (and, if applicable, such specified Representatives) shall not disclose or permit the disclosure of any of such Confidential Information to any other Representative of the Recipient.

(c) If the Recipient or any of the Recipient’s Representatives is required by Law to disclose any of the Provider’s Confidential Information or any Transaction Information to any Person, then, to the extent permissible by applicable Law, the Recipient will promptly provide the Provider with written notice of the applicable Law so that the Provider may seek a protective order or other appropriate remedy. The Recipient and its Representatives will reasonably cooperate, at Provider’s expense, with the Provider and the Provider’s Representatives in any attempt by the Provider to obtain any such protective order or other remedy. If the Provider elects not to seek, or is unsuccessful in obtaining, any such protective order or other remedy in connection with any requirement that the Recipient or any of its Representatives, as applicable and as legally required, disclose Confidential Information of the Provider or any Transaction Information, and if the Recipient obtains advice of reputable legal counsel confirming that the disclosure of such Confidential Information or Transaction Information is legally required, then the Recipient or any of such Representatives, as applicable, may disclose such Confidential Information or Transaction Information to the extent legally required; provided, however, that the Recipient and its Representatives will use their commercially reasonable efforts to ensure that such Confidential Information or Transaction Information is treated confidentially by each Person to whom it is disclosed.

5. Return or Destruction of Confidential Information. Upon the Provider’s written request (email being sufficient), the Recipient and the Recipient’s Representatives will promptly deliver to the Provider all of the Provider’s Confidential Information (and all copies thereof) obtained or possessed by the Recipient or any of the Recipient’s Representatives; provided, however, that, in lieu of delivering to the Provider any written materials containing Confidential Information of the Provider, the Recipient may destroy such written materials. All delivery or destruction pursuant to this Section 5 shall be confirmed in writing to the Provider (which confirmation may be via email) by an authorized Representative of the Recipient. Notwithstanding the foregoing, (i) Recipient and its Representatives shall not be required to destroy any computer files stored securely by them that are created pursuant to Recipient’s standard and automatic backup or archival procedures; and (ii) Recipient’s external professional advisors (including its external auditors) shall be entitled to retain such Confidential Information as they are required to retain by law or any professional standard applicable to them. Notwithstanding the delivery to the Provider (or the destruction by the Recipient) of Confidential Information of the Provider pursuant to this Section 5, the Recipient and its Representatives will continue to be bound by their confidentiality obligations and non-use obligations under this Agreement.

6. Limitations on Soliciting Employees. During the twelve (12) month period commencing on the date of this Agreement, Counterparty will not directly or indirectly solicit, induce, encourage or attempt to solicit, induce or encourage any senior employee of Dynavax or any of its subsidiaries to terminate such senior employee’s relationship with Dynavax or the relevant subsidiary in order to become an employee, consultant or independent contractor of Counterparty or an affiliate of Counterparty; provided, that the foregoing restrictions shall not apply to (i) any solicitations made pursuant to general advertising or through search firms that are not directed specifically at employees of Dynavax or its subsidiaries, (ii) any senior employee who has been made redundant by Dynavax or its subsidiaries at least three (3) months prior to the time of such solicitation or hiring through no breach of this Section 6 by Counterparty or (iii) any senior employee of Dynavax or its subsidiaries who Counterparty can demonstrate was actively being recruited by Counterparty on the date of this Agreement or who was not introduced, identified or disclosed (whether by name or position) by Dynavax or its subsidiaries to Counterparty in connection with a potential Transaction.

7. Standstill Provision. Until the earlier of (i) the expiration of the twelve (12) month period commencing on the date of this Agreement or (ii) the occurrence of a Standstill Termination Event (as defined below), except as expressly approved or invited by Dynavax in writing, Counterparty and its subsidiaries will not, in any manner, directly or indirectly:

(a) make, effect, initiate, cause or participate in (i) any acquisition of beneficial ownership of any securities of Dynavax or any of its wholly-owned subsidiaries, (ii) any tender offer, exchange offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving the outstanding equity interests or material assets of Dynavax or any wholly-owned subsidiary of Dynavax, or (iii) any “solicitation” of “proxies” (as those terms are used in the proxy rules of the Securities and Exchange Commission) or consents with respect to any securities of Dynavax;

(b) form, join or participate in a “group” (as defined in the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder) with respect to the beneficial ownership of any securities of Dynavax;

(c) act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of Dynavax;

(d) take any action that would reasonably be expected to require either Party to make a public announcement regarding any of the types of matters set forth in Section 7(a) or publicly disclose any Transaction Information;

(e) agree or offer to take, or encourage or propose (publicly or otherwise) the taking of, any action referred to in the foregoing clauses of this sentence;

(f) assist, induce or encourage any other Person to take any action of the type referred to in the foregoing clauses of this sentence;

(g) enter into any discussions, negotiations, arrangement or agreement with any other Person relating to any of the foregoing in this sentence; or

(h) request or propose (either directly or indirectly) that Dynavax or any of Dynavax’s Representatives amend, waive or consider the amendment or waiver of any provision set forth in this Section 7 (including this sub-section).

Notwithstanding any other provision of this Agreement to the contrary, nothing herein will prevent Counterparty or its Representatives from communicating with the Chief Executive Officer of Dynavax to make a proposal for or to negotiate with Dynavax in respect of a transaction described in Section 7(a) involving Dynavax and Counterparty so long as such communication is made confidentially and would not reasonably be expected to require public disclosure of such proposal or negotiation or any of the matters set forth in this Agreement; provided, such proposal, the fact that it has been made, and any such negotiations shall be deemed to be Transaction Information hereunder.

Notwithstanding any other provision of this Agreement to the contrary, the standstill restrictions set forth in this Section 7 shall be of no further force and effect in the event that (i) Dynavax enters into a definitive agreement with a third party (other than the other Party) providing for (A) a tender or exchange offer for 50% or more of the outstanding equity interests of Dynavax, (B) a sale of all or substantially all of the consolidated assets of Dynavax and its subsidiaries in a single transaction or series of related transactions, or (C) a merger, recapitalization or other transaction involving Dynavax that results in one person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 50% or more of the outstanding equity interests of Dynavax, (ii) a third party commences a tender offer or exchange offer to acquire 50% or more of the outstanding equity interests of Dynavax and Dynavax’s board of directors recommends in favor of such offer or fails to recommend that it stockholders reject such offer within ten business days after its commencement or (iii) a change of control of Dynavax shall have been consummated (any such event described in clauses (i), (ii) and (iii) above, a “Standstill Termination Event”); provided, that the standstill restrictions set forth in this Section 7 shall automatically become applicable again from and after such time (i) Dynavax or the third party publicly announces that such definitive agreement has been terminated, (ii) the third party publicly announces its intent not to proceed with such commenced tender or exchange offer, or (iii) Dynavax’s board of directors recommends against such commenced tender or exchange offer.

Nothing in this Section 7 shall prohibit Counterparty or its subsidiaries from acquiring any outstanding equity interests of Dynavax by or through passive investments made by fiduciaries for employee benefit plans in the ordinary course of business, so long as such passive investments are not made at the direction of the Counterparty or its subsidiaries and such fiduciaries are not made aware of the Transaction, or given any Transaction Information or Confidential Information.

8. Co-Bidders and Financing Sources. Without Dynavax’s prior written consent, Counterparty agrees that it will not, directly or indirectly, prior to the termination of this Agreement (1) approach, team, co-venture, club or otherwise partner with any person that may be interested in participating in a Transaction as a principal, co investor, co bidder or financing source; (2) engage in any discussions which might lead to, or enter into, any agreement, arrangement or understanding with any such person; or (3) with respect to any potential debt or equity financing sources, enter into any agreement, arrangement or understanding with any such person that would prevent such person from providing potential debt or equity financing in connection with a possible transaction with Dynavax to any third party; provided that the use of confidentiality arrangements or establishment of industry standard “tree” arrangements will not be considered a breach of the foregoing so long as the financing sources party thereto constitute Representatives of the Counterparty. The Counterparty represents and warrants that it has not taken any action that would be prohibited by the immediately preceding sentence with respect to Dynavax prior to the date hereof.

9. Trading in Securities. Each Party acknowledges that it is aware (and that its respective Representatives are aware or will be advised by such Party) that Confidential Information may contain material, non-public information and that the United States securities laws prohibit any Person who has such material, non-public information from purchasing or selling securities on the basis of such information or from communicating such information to any Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities on the basis of such information.

10. No Obligation to Pursue Transaction. Unless the Parties enter into a Definitive Agreement, no agreement providing for the Transaction will be deemed to exist between the Parties, and neither Party will be under any obligation to negotiate or enter into any such agreement or transaction with the other Party. Dynavax reserves the right, in its sole discretion: (a) to conduct any process it deems appropriate with respect to the Transaction and to modify any procedures relating to any such process without giving notice to Counterparty or any other Person; (b) to reject any proposal made by Counterparty or any of the Counterparty’s Representatives with respect to the Transaction; and (c) to terminate discussions and negotiations with Counterparty at any time. Counterparty acknowledges and agrees that, except as expressly provided herein or in any binding written agreement between the Parties that is executed on or after the date of this Agreement: (i) Dynavax and its Representatives will be free to negotiate with, and to enter into any agreement or transaction with, any other interested party; and (ii) Counterparty will not have any rights or claims against Dynavax or any of Dynavax’s Representatives arising out of or relating to any transaction or proposed transaction involving Dynavax.

11. No Waiver. No failure or delay by either Party or any of its Representatives in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, and no single or partial exercise of any such right, power or privilege will preclude any other or future exercise thereof or the exercise of any other right, power or privilege under this Agreement. No provision of this Agreement can be waived or amended except by means of a written instrument that is validly executed on behalf of both of the Parties and that refers specifically to the particular provision or provisions being waived or amended.

12. Remedies. Each Party acknowledges that money damages would not be a sufficient remedy for any breach of this Agreement by such Party or by any of such Party’s Representatives and that the other Party would suffer irreparable harm as a result of any such breach. Accordingly, each Party will also be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any breach or threatened breach of this Agreement by the other Party or any of the other Party’s Representatives, and each Party further agrees to waive any requirement for the showing of actual damages or securing or posting of any bond in connection with such remedy. The equitable remedies referred to above will not be deemed to be the exclusive remedies for a breach of this Agreement, but rather will be in addition to all other remedies available at law or in equity to the Parties.

13. Successors and Assigns; No Assignment. This Agreement will be binding upon and inure to the benefit of each Party and its Representatives and their respective heirs, successors and permitted assigns. This Agreement may not be assigned by any Party (directly or indirectly, including by operation of law or indirect transfer of equity securities) without the express prior written consent of the other Party; provided that Dynavax may assign this agreement to any counterparty to a change of control transaction involving Dynavax upon the consummation of such transaction. Notwithstanding anything to the contrary, Section 7 of this Agreement shall terminate to the extent that Dynavax assigns this Agreement to a third party (other than a wholly-owned subsidiary of Dynavax) or this Agreement transfers (whether by operation of law or otherwise) to a third party.

14. Applicable Law; Jurisdiction and Venue. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to principles of conflicts of laws). Each Party and its Representatives: (a) irrevocably and unconditionally consents and submits to the jurisdiction of the Court of Chancery in the State of Delaware, and if such court declines jurisdiction, any other state or federal court located in the State of Delaware for purposes of any action, suit or proceeding arising out of or relating to this Agreement; (b) agrees that service of any process, summons, notice or document by U.S. registered mail to the address set forth opposite the name of such Party at the end of this Agreement shall be effective service of process for any such action, suit or proceeding brought against such Party or any of such Party’s Representatives; (c) irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement in any state or federal court located in the State of Delaware; and (d) irrevocably and unconditionally waives the right to plead or claim, and irrevocably and unconditionally agrees not to plead or claim, that any action, suit or proceeding arising out of or relating to this Agreement that is brought in any state or federal court located in the State of Delaware has been brought in an inconvenient forum.

15. Definitions. For purposes of this Agreement,

(a) The Provider’s “Confidential Information” means:

(i) any information (including any technology, know-how, patent application, test result, chemical structure, research study, business plan, budget, forecast or projection), whether disclosed orally or in writing, relating directly or indirectly to the Provider, any predecessor entity or any subsidiary or other affiliate of the Provider (whether prepared by the Provider or by any other Person and whether or not in written form) that is or that has been made available to the Recipient or any Representative of the Recipient on or after the effective date of the 2023 CDA (as defined below) by or on behalf of the Provider or any Representative of the Provider; and

(ii) any memorandum, analysis, compilation, summary, interpretation, study, report or other document, record or material, in whatever form maintained, that is or has been prepared by or for the Recipient or any Representative of the Recipient and that contains, reflects, interprets or is based directly or indirectly upon any information of the type referred to in clause “(a)(i)” of this Section 15.

However, the Provider’s “Confidential Information” will not be deemed to include:

(i) any information that is or becomes generally available to the public other than as a direct or indirect result of the disclosure of any of such information by the Recipient or by any of the Recipient’s Representatives in breach of this Agreement;

(ii) any information that was in the Recipient’s possession prior to the time it was first made available to the Recipient or any of the Recipient’s Representatives by or on behalf of the Provider or any of the Provider’s Representatives; provided that the source of such information was not and is not known to the Recipient to be bound by any legal, contractual, fiduciary or other obligation of confidentiality to the Provider or to any other Person with respect to any of such information;

(iii) any information that becomes available to the Recipient on a non-confidential basis from a source other than the Provider or any of the Provider’s Representatives; provided that such source is not known to the Recipient to be bound by any legal, contractual, fiduciary or other obligation of confidentiality to the Provider or to any other Person with respect to any of such information; or

(iv) any information that is developed by or on behalf of the Recipient independently of the disclosure of Confidential Information and without reference to, reliance on or use of any Confidential Information.

(b) “Transaction Information” means:

(i) the fact that investigations, discussions or negotiations are taking place or have taken place concerning a Transaction;

(ii) any of the terms, conditions or other facts with respect to any such possible Transaction, including the status thereof or either Party’s consideration of a Transaction;

(iii) that the parties or any of their respective affiliates are or have been considering or reviewing a Transaction; or

(iv) that this Agreement exists or that Confidential Information has been requested or made available to the Recipient or its Representatives.

(c) A Party’s “Representatives” will be deemed to include each Person that is or during the term of this Agreement becomes (i) an affiliate of such Party, (ii) an officer, director, member, manager, executive partner, employee, partner, advisor (including without limitation accountants, attorneys, financial advisors, and consultants), agent or other representative of such Party or of such Party’s affiliate, excluding any potential sources of debt or equity financing; and (iii) with respect to Counterparty, only from and after such time as Dynavax consents in writing in its sole discretion, potential sources of debt or equity financing to Counterparty or its affiliates in connection with a Transaction (provided, that any potential financing sources enter into a confidentiality agreement with Counterparty that includes obligations that are at least as restrictive as the obligations in this Agreement, and that Dynavax shall be a third party beneficiary thereof).

(d) The term “Person,” as used in this Agreement, will be broadly interpreted to include any individual and any corporation, partnership, entity, group, tribunal or governmental authority, including the media.

(e) The term “affiliate” has the meaning given to it under the Securities Exchange Act of 1934, as amended.

16. Miscellaneous.

(a) The bold-faced captions appearing in this Agreement have been included only for convenience and shall not affect or be taken into account in the interpretation of this Agreement.

(b) Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction, and the remaining terms and provisions of this Agreement shall remain in full force and effect to the fullest extent permitted by applicable Law and shall in no way be affected, impaired or invalidated.

(c) By making Confidential Information or other information available to the Recipient or the Recipient’s Representatives, the Provider is not, and shall not be deemed to be, granting (expressly or by implication) any license or other right under or with respect to any patent, trade secret, copyright, trademark or other proprietary or intellectual property right. Neither the Recipient nor the Recipient’s Representatives shall file any patent application containing any claim to any subject matter derived from the Confidential Information of the Provider.

(d) To the extent that any Confidential Information includes materials or other information that may be subject to the attorney-client privilege, work product doctrine or any other applicable privilege or doctrine concerning any Confidential Information or any pending, threatened or prospective action, suit, proceeding, investigation, arbitration or dispute, it is acknowledged and agreed that the Parties have a commonality of interest with respect to such Confidential Information or action, suit, proceeding, investigation, arbitration or dispute and that it is the Parties’ mutual desire, intention and understanding that the sharing of such materials and other information is not intended to, and shall not, affect the confidentiality of any of such materials or other information or waive or diminish the continued protection of any of such materials or other information under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine. Accordingly, all Confidential Information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege or doctrine shall remain entitled to protection thereunder and shall be entitled to protection under the joint defense doctrine, and the Parties agree to take all measures necessary to preserve, to the fullest extent possible, the applicability of all such privileges or doctrines.

(e) This Agreement constitutes the entire agreement between the Recipient and the Provider regarding the subject matter hereof and supersedes and replaces any prior agreement between the Recipient and the Provider regarding the subject matter hereof, including the 2023 CDA (as defined below). That certain Confidential Disclosure Agreement, dated as of June 6, 2023, by and between Counterparty and Dynavax (the “2023 CDA”) is hereby terminated in full effective as of the execution and delivery of this Agreement; provided that such termination shall not impact any liability arising under the 2023 CDA prior to such termination.

(f) The terms of this Agreement shall control over any additional purported confidentiality requirements imposed by any offering memorandum, web-based database or similar repository of Confidential Information to which the Recipient or any of its Representatives is granted access in connection with the Transaction, notwithstanding acceptance of such an offering memorandum or submission of an electronic signature, “clicking” on an “I agree” icon or other indication of assent to such additional confidentiality conditions.

(g) This Agreement shall terminate three (3) years from the effective date of this Agreement; provided that Section 14 shall be binding in perpetuity or until the latest date permitted by law. For the avoidance of doubt, the termination of this Agreement shall not relieve any Party from any liability with respect to any violation or breach of any provision contained in this Agreement and after the termination of this Agreement, any of the Provider’s Confidential Information that is retained by Recipient pursuant to Section 5 shall remain subject to the confidentiality and non-use obligations of this Agreement applicable to Confidential Information. Nothing herein is intended to limit or abridge the protection of trade secrets under applicable trade secrets law, and the protection of trade secrets by the Recipient shall be maintained as such until they fall into the public domain.

(h) The Recipient agrees not to export, directly or indirectly, any U.S. source technical data acquired from the Provider or any products utilizing such data to countries outside the United States, which export may be in violation of the United States export laws or regulations.

(i) Any notice hereunder shall be made in writing by overnight courier, personal delivery, in each case to:

If to Dynavax:

Dynavax Technologies Corporation

2100 Powell Street, Suite 720

Emeryville, CA 94608

Attn: John L. Slebir

Email: jslebir@dynavax.com (with copy to legal@dynavax.com)

With a copy (which shall not constitute notice) to:

Cooley LLP

10265 Science Center Drive

San Diego, CA 92121

Attn: Barbara Borden; Bill Roegge

Email: bordenbl@cooley.com; broegge@cooley.com

If to Counterparty:

46 Av. de la Grande Armée,

75 017 Paris France

Attn: General Counsel

(j) This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. Signatures to this Agreement transmitted by DocuSign, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

* * * * *

The parties have caused this Agreement to be executed as of the date first written above.

DYNAVAX TECHNOLOGIES CORPORATION		SANOFI PASTEUR INC.

By:	/s/ John L. Slebir	By:	/s/ Laurie Grey
Name:	John L. Slebir	Name:	Laurie Grey
Title:	Senior Vice President and General Counsel	Title:

[Signature Page – Confidentiality Agreement]

EXHIBIT A

DYNAVAX CONTACTS

Ryan Spencer

Kelly MacDonald

Andrew Davis

John L. Slebir

Any financial advisor of Dynavax identified to Counterparty by any of the foregoing individuals